Free Writing Prospectus Dated June 7, 2006	Filed pursuant to Rule 433(d) Registration Numbers 33-38111, 333-11678 and 333-133356

FINAL TERM SHEET

Dated 19 March, 2026

Issuer:	Development Bank of Japan (DBJ)

Rating:	Aaa/AA-

Guarantee:	Payments of principal and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Currency / Size:	JPY 50,000,000,000

Denomination:	JPY 10,000,000

Pricing date:	7 June, 2006

Settlement date:	15 June, 2006

Maturity date:	19 March, 2026

Coupon:	2.30% (Semi-Annual, Act/365)

Interest payment dates:	Every 19 March and 19 September in each year, commencing on 19 September, 2006

Redemption price:	100%

Issue price:	99.261%

Spread:	JL #87 + 10.0bp

Joint Lead Managers:	Citigroup Global Markets Limited
UBS Limited

Senior Co-lead Manager:	Nomura International plc.

Co-lead Managers:	Deutsche Bank AG, London branch
Merrill Lynch International
Morgan Stanley & Co. International Limited

Format:	SEC Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bonds)

International global bond ISIN:	XS0257403278

International global bond Common Code:	025740327

DTC global bond ISIN:	US25159MAG24

DTC global bond CUSIP:	25159MAG2

Listing:	London Stock Exchange

You can Access the issuer’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933 at the following website:

http://www.sec.gov/Archives/edgar/data/1109609/000119312506124005/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any Manager participating in the offering will arrange to send you the prospectus, which you may request by calling collect at +44 (0)20 7986 9000.